Exhibit 99.1

 BurgerFi New Restaurant Openings for 2021 to Surge by 30%

BurgerFi’s Delivery Sales Up 121% in Q4 of 2020 vs. 2019

PALM BEACH, FL – January 27, 2021 – BurgerFi International Inc. (Nasdaq: BFI, BFIIW), one of the fastest growing better burger chains, that went public last month, is reporting preliminary financial results for the fourth quarter ended December 31, 2020. The preliminary results are subject to completion of BurgerFi’s annual financial reporting process and the preparation of the audited financial statements for the calendar year.

BurgerFi currently expects total revenue for the fourth quarter of 2020 to be approximately $9.0 million compared to $8.9 million in the fourth quarter of 2019. The expected total revenue for the year ended December 31, 2020 was approximately $34.3 million versus $34.2 million for the year ended December 31, 2019.1

Despite the unfavorable operating environment, total revenue was slightly higher than prior year aided by significant increases in delivery and app sales throughout the year and particularly during the fourth quarter.

“While this past year was challenging for the entire restaurant industry, it has been a tremendous year of growth for BurgerFi as they have just gone public. BurgerFi has seen incredible success with delivery sales up over 120% year over year in the fourth quarter. BurgerFi is poised to expand its’ brick and mortar restaurants nationally by 30% this year and has amped up in ghost kitchens plans as well,” said Ophir Sternberg, Executive Chairman of BurgerFi.

DELIVERY METRICS

     Year-Over-Year Delivery Sales

2019 vs 2020
January	+41%
February	+30%
March	+35%

April	+51%
May	+111%
June	+65%
July	+76%
August	+154%
September	+91%
October	+108%
November	+104%
December	+154%

    Totals in 3rd Party Delivery YTD + BurgerFi App

January 1, 2020 to December 31, 2020
•1,610,000+ orders
•$38.8 million total sales
•+41% in order volume
•+65% in sales volume

“Our investments in digital platforms and our swift response to the current environmental challenges has allowed us to have 5 consecutive months of over 90% month over month delivery sales growth. We’ll continue to invest in technology with the goal of delivering a frictionless, omnichannel experience to drive guest satisfaction and sales. ” says Julio Ramirez, CEO of BurgerFi.

Restaurant Sales

In the fourth quarter 2020 versus the fourth quarter 2019, same store sales declined 2.9% compared to down 9.2% in the third quarter of 2020, and down 33.7% in the second quarter of 2020 and down 11.8% in the first quarter. Same store sales continued to sequentially improve each quarter in 2020 since Covid-19 hit in March. Same store sales declined 13.4% for the year ended December 31, 2020 versus the prior year.

In the fourth quarter 2020, BurgerFi company-owned restaurant sales increased 12.4% to $7.0 million versus $6.2 million in the same period last year. Systemwide restaurant sales for the fourth quarter were $34.7 million which represents a decrease of 7.2% of same period in the prior year of $37.4 million. This decrease was due primarily to the effects of Covid, which resulted in significant same store sales declines, particularly in the second quarter in 2020, versus the prior year, and also resulted in 10 temporary closings of franchise restaurants. The decrease was partially offset by 11 new company and franchise-owned restaurant openings in 2020. Systemwide sales were $129.3 million in 2020, down 11.3% from $145.8 million in 2019.

Royalty Revenue

Royalty Revenue of $1.5 million in the fourth quarter 2020 decreased $0.5 million from the same period in 2019, representing a decrease of 24.9%. Royalty Revenue for the year ended December 31, 2020 was $5.6 million which represented a decrease of 23.4% from 2019 Royalty Income of $7.4 million.

New Restaurant Openings

BurgerFi opened 11 system-wide locations during the year ended 2020. Since December 1, 2020, BurgerFi has already opened 4 new restaurants,  including BurgerFi’s first drive-thru in Hamburg, KY. BurgerFi is expecting to open 30 to 35 company and franchise operated restaurants in 2021, and a step-up unit growth for 2022 to open a total of 40 to 45 new company and franchise operated restaurants.

Cash and marketable securities on hand

Cash and marketable securities on hand were $39.5 million as of December 31, 2020.

1 Estimated results are preliminary and unaudited and subject to change based upon completion of the audit and the Form 10-K for the year ended December 31, 2020.

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About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is among the nation's fastest-growing better burger concepts with approximately 125 BurgerFi restaurants domestically and internationally. The concept is chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% American angus beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides and custard shakes and concretes. BurgerFi was named QSR Magazine’s Breakout Brand of 2020, placed in the top 10 on Fast Casual's Top 100 Movers & Shakers list in 2020, was named "Best Burger Joint" by Consumer Reports and fellow public interest organizations in the 2019 Chain Reaction Study, listed as a "Top Restaurant Brand to Watch" by Nation's Restaurant News in 2019, included in Inc. Magazine's Fastest Growing Private Companies List, and ranked on Entrepreneur's 2017 Franchise 500. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and  'Like' BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including BurgerFi’s estimates of its future business outlook, prospects or financial results. Statements regarding BurgerFi’s objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions are intended to identify such forward-looking statements. It is important to note that BurgerFi’s actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic. Among the important factors that could cause such actual results to differ materially are (i) the impact of any economic recessions in the U.S. and other parts of the world, (ii) fluctuations in the global economy, (iii) BurgerFi’s ability of maintaining its margins, (iv) changes in applicable accounting principles or interpretations of such principles, (v) delays in BurgerFi’s ability to develop new products and services and market acceptance of new products and services, (vi) rapid technological change, (vii) BurgerFi’s ability to attract and retain key management personnel, (viii) the existence of substantial competition, and (ix) other risk factors listed from time to time in BurgerFi’s registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and BurgerFi undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

(949) 574-3860

BFI@GatewayIR.com

Company Contacts:

BurgerFi International Inc.

Ashley Spitz, ashley@burgerfi.com

Crystal Rosatti, crystal@burgerfi.com

Media Relations Contact:

Quinn PR

Laura Neroulias, LNeroulias@quinn.pr